EXHIBIT 23.1

September 18, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are aware that Applied Energetics, Inc. has incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-52020, 33-71978, 333-44459, 333-41332, 333-113656, 333-127661, and 333-146766) our report dated September 18, 2014, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 19, 2014.

/s/ BDO USA, LLP

Phoenix, Arizona